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                                                       Registration Nos. 2-11101
                                                                         811-242


                                     EXHIBIT
                                  EX-99.10(D)




  OPINION AND CONSENT OF COUNSEL WITH RESPECT TO OFFERING MULTIPLE CLASSES OF
                    SHARES FOR ALL SERIES OF THE REGISTRANT


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                            [Ropes & Gray Letterhead]

                                                     September 10, 1993

TNE Funds Trust
399 Boylston Street
Boston, MA 02116

Gentlemen:

         You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest, without par value ("Shares"), of (1) Classes A and B of each of your TNE Massachusetts Tax Exempt Income Fund, TNE Adjustable Rate U.S. Government Fund, TNE Growth Opportunities Fund, TNE Intermediate Term Tax Free Fund of California and TNE Intermediate Term Tax Free Fund of New York series (each such series, a "Multi-Class Series") and (2) Classes A and B of each of your TNE High Income Fund and TNE Limited Term U.S. Government Fund (each such series, a "Single Class Series"), all at not less than net asset value.

         We have examined (1) an executed copy of your Second Amended and Restated Agreement and Declaration of Trust dated February 2, 1993 (the "Declaration of Trust") and Amendments Nos. 1 and 2 thereto on file in the office of the Secretary of State of The Commonwealth of Massachusetts, and (2) a copy of the Amendment No. 3 to the Declaration of Trust ("Amendment No. 3"), in form for execution by your trustees. We are familiar with the action taken by your trustees to authorize the issue and sale to the public from time to time of authorized and unissued Shares. We have also examined a copy of your By-Laws and such other documents as we have deemed necessary for the purpose of this opinion. We have assumed that Amendment No. 2 to the Declaration of Trust has been authorized by vote of a majority of the Shares of each of your TNE Massachusetts Tax Free Income Fund, TNE Adjustable Rate U.S. Government Fund and TNE Growth Opportunities Fund series.

         Based on the foregoing, we are of the opinion that:

         1. The beneficial interest of each Multi-Class Series is divided into an unlimited number of Shares, consisting of an unlimited number of Shares of each of Class A and Class B.

         2. The issue and sale of the authorized but unissued Class A and Class B Shares of each Multi-Class Series has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by TNE Funds Trust (the "Trust") of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         3. The beneficial interest of each Single Class Series is divided into an unlimited number of Shares. Upon the authorization by a majority of the Shares of each Single Class Series of Amendment No. 3, the execution of Amendment No. 3 by a majority of your then trustees and the filing of Amendment No. 3 with the Secretary of State of The Commonwealth of Massachusetts, (A) the beneficial interest of each Single Class Series will consist of an unlimited number of shares of each of Class A and Class B, (B) the issue and sale of such authorized but unissued Class A and Class B Shares will have been duly authorized under Massachusetts law and (C) upon the original issue and sale of any of such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount no less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of the particular series of shares for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of that series. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which that series of shares itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A (File No. 2-11101) relating to such offering and sale.

                                  Very truly yours,
                                  /s/ROPES & GRAY
                                  Ropes & Gray